UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

Commission File Number(s):     333-43128, 333-43128-1, 333-43128-2, 333-43128-3
                               ------------------------------------------------

                           NOTIFICATION OF LATE FILING

          (Check One):
          |X| Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| Form N-SAR

          For Period Ended:  December 31, 2002

          |_| Transition Report on Form 10-K |_| Transition Report on Form 20-F |_| Transition Report on Form 11-K |_| Transition Report on Form 10-Q |_| Transition Report on Form N-SAR

          For the Transition Period Ended: ____________________

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ____________________

                                     PART I
                             REGISTRANT INFORMATION

                         BMW VEHICLE LEASE TRUST 2000-A
                              BMW AUTO LEASING LLC
                        FINANCIAL SERVICES VEHICLE TRUST
                              BMW MANUFACTURING LP
                            (Full name of registrant)

                                 Not Applicable
                                 --------------
                           (Former name if applicable)

                            300 Chestnut Ridge Road
                            -----------------------
           (Address of principal executive office (street and number))

                            Woodcliff Lake, NJ 07677
                            ------------------------
                           (City, state and zip code)


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                                     PART II
                             RULES 12b-25(b) AND (c)

           If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

           (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

           State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                     The registrant is party to the 2000-A Servicing Supplement to the Servicing Agreement dated as of August 30, 1995 that requires BMW Financial Services NA, LLC to furnish an Annual Statement of Compliance and an Annual Independent Accountants' Report by April 30, 2003. The registrant has requested that the Statement and Report be furnished earlier and in any case no later than March 31, but such request was not made reasonably timely and the registrant is informed that delivery by March 31 is impracticable.


                                     PART IV
                                OTHER INFORMATION


           (1) Name and telephone number of person to contact in regard to this notification

 Gerald Holzmann                                       (201) 307-4000
--------------------------------------------------------------------------------
 (Name)                                           (Area Code) (Telephone Number)

           (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment




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
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                               |X| Yes |  | No

           (3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              |  | Yes |X| No

           If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                Not Applicable.

           BMW Financial Services NA, LLC on behalf of BMW Vehicle Lease Trust 2000-A, BMW Auto Leasing LLC, Financial Services Vehicle Trust and BMW Manufacturing LP has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2003

                                           By: /s/ Gerald Holzmann
                                              ----------------------------------
                                               Gerald Holzmann
                                               Chief Financial Officer






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